Exhibit 10.5

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT is entered into and effective as of December 29, 2006 by and between Cummins Power Generation Inc., a Delaware corporation (“Cummins”) and Chapeau, Inc. d/b/a BluePoint Energy, Inc., a Utah corporation (“BluePoint”). Cummins and BluePoint are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties.”

RECITALS

WHEREAS, Cummins has superior expertise in developing, marketing, selling, distributing, servicing and maintaining Cummins power generation and related products (“Cummins Products”); and

WHEREAS, BluePoint has superior expertise in developing, financing, packaging, and engineering combined heat and power ( “CHP”) products 1 megawatt and below; and

WHEREAS, BluePoint has developed expertise in marketing and funding its proprietary discount energy purchase (“DEP”) agreements which dramatically enhance market penetration of CHP products and projects; and

WHEREAS, BluePoint has developed the EnviroGen™ Energy Module line of products (the “System”) and has expertise in integrating and packaging the System; and

WHEREAS, Cummins desires for BluePoint to integrate, manufacture and supply Systems integrating Cummins Products exclusively, both diesel and natural gas prime mover-based, and to be commercially co-branded as or similar to EnviroGen™ Energy Module - Powered by Cummins Inside; and

WHEREAS, Cummins and BluePoint desire to develop state-of-the-art “packaged” CHP co-branded EnviroGen™ Energy Modules - Powered by Cummins Inside through prime mover technology collaboration; and

WHEREAS, Cummins and BluePoint desire to make available for sale on an exclusive basis, except as otherwise precluded by any previous commitments, alliances or agreements entered into by Cummins, EnviroGen™ Energy Modules - Powered by Cummins Inside up to 1 megawatt in packaged size through Cummins’s worldwide distribution network; and

WHEREAS, the Parties will mutually benefit from this Agreement due to the additional credibility, product availability and revenues achieved; and

WHEREAS, Cummins and BluePoint desire to enter into this Agreement to formalize a joint strategic relationship;

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the Parties, intending to be legally bound, covenant and agree as follows:

1.   Cummins Obligations. Cummins shall have the following obligations under this Agreement:

(a)   Integration Assistance. Cummins, either directly or through a Cummins authorized designee, will provide [*] assistance related to integration of Cummins Products into the System.

(b)   Technical Training. Cummins , either directly or through a Cummins authorized designee, will provide technical training to BluePoint personnel with respect to Cummins Products. [*]

(c)   Marketing Activities. Cummins will assist in activities to jointly co-brand and market the Systems through targeted members of distribution and support network of Cummins. Marketing assistance will be provided through Cummins for applications suitable for the BluePoint System. [*]

(d)   Service and Maintenance Activities. Cummins will assist, either directly or through a Cummins authorized designee, in activities to service, maintain and support the [*] Systems, under a separately negotiated maintenance agreement, throughout the distribution and support network of Cummins. During the [*] first 12 months of this Agreement, Cummins Service and Maintenance obligations will be limited to the [*] unless authorized earlier by Cummins. Furthermore, [*]BluePoint will use its best commercially reasonable effort to identify geographies in which the System will be deployed. [*]

(e)   Supply Cummins Products to BluePoint [*]. Cummins will use its best commercially reasonable efforts to provide to BluePoint certain Cummins Products [*]

(f)    Key Cummins Personnel. Key Cummins personnel will initially include [*] and [*]; or their designees and other senior management personnel as required.

2.   BluePoint Obligations. BluePoint shall have the following obligations under this Agreement:

(a) Financing Activities. BluePoint will use its best commercially reasonable efforts to promote and enable the BluePoint DEP model for those customers referred to BluePoint by Cummins or members of the distribution and support network of Cummins that prefer not to undertake the capital investment to build, own, operate and maintain the System.

(b)	[*]

(c)   Manufacturing. BluePoint will assemble, manufacture and package Systems incorporating Cummins Products exclusively. [*]BluePoint will deliver Systems incorporating exclusively Cummins Products to Cummins distributors and dealers [*]

(d)   Technical Training. BluePoint will provide technical training and marketing materials with respect to the Systems to Cummins personnel.

(e)   Marketing Activities. In addition to BluePoint’s own internal sales efforts, BluePoint will also assist in activities to jointly market the System and related cogeneration products, services and support as requested by Cummins and/or Cummins distributors .

(f)    Evaluate Cummins Products. BluePoint will assess Cummins Products [*]

(g    Purchase Estimates. BluePoint will provide for the 24-month period subsequent to the effective date of this Agreement purchase estimates of all prime movers as set forth in Exhibit A attached hereto and a part hereof. [*]

(h)   Key BluePoint Personnel. Key BluePoint personnel will initially include Guy A. Archbold, Chief Executive Officer of BluePoint and Steven P. Brandon, Executive Vice President or their designees and other senior management personnel as required.

3.   Contact Persons. Each of Cummins and BluePoint shall designate a contact person for purposes of monitoring performance of each Party under this Agreement. Initially, the contact person for Cummins will be [*]and the contact person for BluePoint will be Guy A. Archbold.

4.   [*] Installation. [*] The Parties agree that no integrated CHP System, as contemplated by this Agreement, will be commissioned for commercial sale and installation unless both Parties approve the readiness of the product for the proposed application and installation.

5.   Exclusive Alliance. During the term of this Agreement, neither Cummins, nor BluePoint, nor their respective affiliates or subsidiaries will enter into a similar joint strategic agreement with any competitor of the other Party for the sole purpose of developing packaged CHP products up to 1 megawatt in packaged size without prior written consent of the other Party. [*]

6.   Relationship of the Parties. The relationship of Cummins and BluePoint is solely that of independent contractors, and nothing in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) constitute the parties as joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) make either party an agent of the other for any purpose whatsoever.

7.   Protection of Confidential Information. The Parties acknowledge and agree that they are bound and shall continue to be bound by the terms of that certain Mutual Nondisclosure Agreement dated October 27, 2006 by and between Cummins and BluePoint and that such Nondisclosure Agreement shall continue in full force and effect for so long as this Agreement has not been terminated.

8.	Intellectual Property

8.1	DEFINITIONS

A.   “Intellectual Property” means any inventions, ideas, discoveries, developments, improvements, innovations, and know-how, whether or not patentable; copyrightable works, such as reports, databases, and documentation; trade secrets; such as software; including source code and object code; compositions of matter; procedures; and experimental results.

B.   “Background Intellectual Property” means all Intellectual Property developed, conceived, or controlled by a Party or their respective employees, agents, or contractors that was developed prior to the effective date of this Agreement, prior to or separate from the Program, and is necessary to utilize or otherwise practice the BLUEPOINT Technology or CUMMINS Technology, as applicable. All Background Intellectual Property is and shall remain the separate intellectual property of the Party who developed, conceived, or controlled it.

C.   “BLUEPOINT Reserved Intellectual Property” means all Intellectual Property developed, conceived, or made by the Parties or their employees, agents, or contractors, whether alone or in concert, whether or not conceived, made, or developed during working hours, solely in connection with and under the Program, but which expressly excludes any Intellectual Property pertaining to:

i.     packaging combined heat and power systems; and

ii.    non-generator interfaces from combined heat and power systems;

D.   “CUMMINS Reserved Intellectual Property” means all Intellectual Property developed, conceived, or made by the Parties or their employees, agents, or contractors, whether alone or in concert, whether or not conceived, made, or developed during working hours, solely in connection with and under the Program limited to that Intellectual Property pertaining to:

i.     generators;

ii.    interfaces to generators;

iii.   engines and technologies associated with G-Drive engines;

iv.   generator technology necessary for all applications not part of the Program; and

v.    Any other information or technology not otherwise set forth hereinunder in Program Intellectual Property or Jointly Developed Intellectual Property.

E.   “CUMMINS Technology” means all Intellectual Property disclosed by CUMMINS under this Agreement, including but not limited to materials, compositions, or products developed therefrom, whether in existence prior to the effective date of this Agreement or subsequently developed by Cummins independent of BLUEPOINT, including all Background Intellectual Property of the CUMMINS and CUMMINS Reserved Intellectual Property, or cooperatively with BLUEPOINT under this Program excluding any BLUEPOINT Intellectual Property or BLUEPOINT Technology

F.   “BLUEPOINT Technology” means all Intellectual Property disclosed by BLUEPOINT under this Agreement, including but not limited to materials, compositions, or products developed therefrom, whether in existence prior to the effective date of this Agreement or subsequently developed by BLUEPOINT independent of CUMMINS, including all Background Intellectual Property of BLUEPOINT and BLUEPOINT Reserved Intellectual Property, or cooperatively with CUMMINS under this Program.

G.   “Jointly Developed Intellectual Property” means all Intellectual Property jointly developed, conceived, or made by the Parties or their employees, agents, or contractors, whether or not conceived, made, or developed during working hours, solely in connection with and under the Program limited to that Intellectual Property created under the Program, such as all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, work in progress and all other information and items made during the course of this Agreement arising solely from the services performed pursuant to this Agreement which may or may not be incorporated in the Product, exclusive of any CUMMINS Intellectual Property, CUMMINS Technology, BLUEPOINT Intellectual Property, BLUEPOINT Technology and any Background Intellectual Party of either of CUMMINS or BLUEPOINT.

H.   “Product” shall mean the prototypes and resulting developed offering readied for commercial use by BLUEPOINT resulting under the Program inclusive of components under the relevant Cummins Products and parts list which will support the Program and which shall be produced and offered for sale by the Cummins distribution channel.

I.    “Program” shall mean the process under which joint development work and product improvement work will be performed for the purpose of creating or improving the interface between a Cummins Product and a CHP System, as contemplated by this Agreement.

8.2.    Communications. The Parties agree to communicate to one another all Intellectual Property created under the Program, and agree to grant one another and their affiliates an irrevocable, non-exclusive, fully-paid up, royalty free license to make, have made, use, sell, and lease the Jointly Developed Intellectual Property, including the right to make derivate works of or have made derivative works of the Jointly Developed Intellectual Property, and each shall execute or cause its employees, contractors or subcontractors to execute any and all reasonable documents which may become necessary for the Parties to utilize, assign or otherwise cause this license or the underlying rights therein to be available to the other.

8.3.    Markings. The Parties agree to mark and attribute all drawings, graphics, technical analyses, models, prototypes, writings, computer programs, algorithms, and other materials developed under the Program, which are not otherwise CUMMINS Technology or BLUEPOINT Technology, to the extent possible, as:

a. “Confidential and Proprietary Information” to their respective Party owner in accordance with the Program and the definitions hereunder.

8.4     Covenant Not to Sue. The Parties agree that neither they nor any of their employees or subcontractors will sue the other, the other’s customers, or the other’s suppliers for infringement of patents, copyrights, trade secrets or other proprietary rights of the other arising from the sale or use of Product(s) or processes utilizing the Product(s), but only where the Product(s) is made, sold, offered or used in an authorized manner expressly set forth hereinunder. The covenants of this paragraph expressly exclude any unauthorized activities, any non-Program related activities including any “aftermarket” products, and/or activities involving portions, components, combinations, improvements, and derivative works of Product(s) not otherwise expressly reserved elsewhere herein.

8.5     No Infringement of 3rd Parties. The Parties agree that they will not knowingly infringe and are unaware of any actual or alleged claim for infringement for the patent, copyright or trade secret rights of any third parties in the performance of this Agreement, and agree to advise the other in writing within thirty (30) days of being or first becoming knowledgable if one is, or becomes, aware that the other’s role, participation, development or use of any aspect of the Program would violate the intellectual property rights of a third party.

8.6     No Disclosure. Each Party agrees not to disclose to any third party, or use, except in connection with the Program, any confidential information disclosed by the other Party relating to processes, products, equipment or trade secrets, as well as confidential information resulting from the Program. Any information not available to the public shall be considered confidential for the purposes of this Agreement; but should any of this information be published or otherwise made available to the public by a Party or by third parties without breach of this Agreement, each Party shall be free to use for its own purposes that information which is actually publicly available.

a.    Except for internal purposes, each Party further agrees that it will not utilize any of the work product developed by the other that is expressly and directly related to Jointly Developed Intellectual Property herein on behalf of any party other than themselves

8.7.    Return of Party Property. Excepting that which may be applicable to Jointly Developed Intellectual Property, all materials including, without limitation, documents, drawings, physical and electronic models, sketches, designs, computer tapes and disks, and lists furnished by one Party to the other, shall remain the property of the furnishing Party and shall be returned promptly upon completion of the Program by the receiving Party or at any time upon written request by the furnishing Party. Except as may be provided elsewhere in this Agreement, the Parties agrees not to make any copies of such materials without the other’s permission, and to return all copies with the original materials and delete all electronic versions of such materials. The Parties shall be permitted to make a reasonable number of internal copies for each of their use required in their performance of this Agreement.

8.8     Jointly Owned IP. The Jointly Developed Intellectual Property shall be jointly and equally owned by the Parties where each Party shall equally contribute to the costs associated with any formal protections (i.e., patent applications, etc.) associated therewith. [*]

8.8    Miscellaneous.

a.	The Parties shall not be financially accountable to the other for costs associated with the development or protection of any their individually owned intellectual property rights.

b.	Neither Party grants to the other any license to or in any Intellectual Property or Technology not otherwise expressly set forth herein.

c.
The Parties agree that each Party may independently and freely make improvements, make, have made, sell, offer for sale, and otherwise transfer their respective Technology and Intellectual Property without restriction.

d.
The Parties shall mutually agree, within thirty (30) days after execution of this Agreement, to establishing a formal process in the Program for creating and providing for adequate intellectual property protection and associated costs with the process.

e.
Records and Reports. The Parties agree to keep and maintain adequate and current records of all Jointly Developed Intellectual Property made by themselves (in the form of notes, sketches, drawings or other means as may be specified by the Parties) for a period of five years after termination of this Agreement which records shall be available to and remain the sole property of BluePoint at all times.

f.	Parties Assistance. Parties further agree as to all Jointly Developed Intellectual Property to reasonably assist one another in the creation and execution of formal intellectual property protections.

9.	Term and Termination.

(a)   This Agreement will commence on the date first written above and will continue until the earlier of (i) December 29, 2011, unless one Party delivers a notice of termination to the other Party not later than thirty (30) days prior to such termination date or yearly anniversary thereafter, or (ii) termination as provided below.

(b)   Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party if such other Party refuses to, is unable to perform or is in breach of any material provision of this Agreement; provided however that such noticed Party shall have a period of thirty (30) days to cure performance deficiency or breach per such notice.

(c)   Upon any such termination of this Agreement all rights and duties of the Parties toward each other shall cease except: Section 7 (Protection of Confidential Information), Section 8 (Ownership of Intellectual Property), Section 10 (Returning Documents) and Section 11 (Indemnification) shall survive termination of this Agreement.

(d)   This Agreement shall be predicated upon [*]EnviroGen™ Energy Module [*]that shall meet the application performance standards established by Cummins. [*]

10.    Returning Documents. Each Party agrees that, upon termination of this Agreement, it shall deliver to the other Party or Parties (and will not keep in its possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to such other Party, its successors or assigns.

11.    Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless, the other Party and its affiliates, officers, directors, employees and shareholders (collectively, the “Indemnified Party”) against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to any breach of any representation, warranty, covenant or agreement on the part of the Indemnifying Party in this Agreement. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party in writing of such claim. The Indemnifying Party shall have the right to assume the control and defense of any such action, provided, that the Indemnified Party may participate in the defense of such action subject to the Indemnifying Party’s reasonable direction and at the Indemnified Party’s sole cost and expense. The Party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other Party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnifying Party’s consent.

12.    Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)   Corporate Status. Such Party is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

(b)   Authorization; Validity. When executed and delivered by such Party, this Agreement will constitute the valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity.

(c)   No Conflict. The execution, delivery and performance of this Agreement do not and will not violate any material agreements to which such Party is a party.

(d)   Approvals and Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental board, agency, commission, bureau, or instrumentality is necessary or required in order to constitute this Agreement as the valid, binding and enforceable obligation of such Party in accordance with its terms.

13.	Miscellaneous.

(a)   Entire Agreement. This Agreement, together with the exhibits attached hereto, if any, constitutes the entire agreement between the BluePoint and Cummins relating to the subject matter hereof and supersedes all prior, written or oral negotiations, representations or agreements. No modification of this Agreement shall be binding on any Party unless it is in writing and signed by all Parties.

(b)   Severability. The provisions of this Agreement are severable, and if one or more provisions are judicially determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions of this Agreement shall nevertheless be binding on and enforceable by and between the Parties hereto.

(c)   Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

(d)   Governing Law. The rights and obligations of the Parties to this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its conflict of laws, rules or provisions.

(e)   Heading. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

(f)    Unavoidable Delays. Either Party shall be excused for any delays or defaults in the performance of this Agreement (except the payment of amounts due and payable hereunder) unavoidably caused by the act of the other, the act of any agent of the other, the act of any governmental authority, acts of God, the elements, war, litigation, strikes, walkouts, or any other cause beyond its reasonable control. Each Party shall use all reasonable diligence to avoid any such delay or default and to resume performance under this Agreement as soon as practicable after such delay or default.

(g)   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, and in each case addressed as follows:

If to Cummins:	Cummins Inc.
[*]

Attn: Senior Counsel for Power Generation

If to BluePoint:	Chapeau, Inc.
d/b/a BluePoint Energy, Inc.
1190 Suncast Lane, Suite 2
El Dorado Hills, California 95762

(h)   Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CUMMINS POWER GENERATION INC.
By:	[*]
Name: [*]
Title: [*]

CHAPEAU, INC.
D/B/A BLUEPOINT ENERGY, INC.
By:	/s/ Guy A. Archbold
Name: Guy A. Archbold
Title: Chief Executive Officer

STRATEGIC ALLIANCE AGREEMENT

by and between
Cummins Power Generation Inc. and
Chapeau, Inc. dba BluePoint Energy, Inc.

December 29, 2006

Exhibit A

Engine Purchase Estimates

Period	Projected Megawatts(1)(2)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(1)	Estimated megawatt demand in connection with projects projecting to close during the noted period.

(2)	The demand for the projected megawatts is anticipated to be filled by a combination of [*]engines, the distribution [*]to be dependent upon actual site specifications and project configurations.